Exhibit 99

[ LETTERHEAD OF ARTESYN TECHNOLOGIES]

For Immediate Release

Company Contact
Richard Thompson	Richard Gerrity
Chief Financial Officer	Treasurer
(561) 451-1000	(561) 451-1000

ARTESYN TECHNOLOGIES SECURES LONG-TERM CREDIT FACILITY

FROM FLEET CAPITAL

BOCA RATON, Fla. – April 1, 2003 — Artesyn Technologies, Inc. (NASDAQ NM:ATSN) announced today that it has entered into a new five-year, $35 million revolving line of credit with Fleet Capital Corporation. The new asset-backed line replaces the company’s $40 million syndicated revolving credit facility which was due to expire in March 2004.

Richard Thompson, Chief Financial Officer, commenting on the new credit said, “The new facility meets Artesyn’s needs for a flexible, multi-year source of capital and completes our near-term financial restructuring goals by securing a five-year credit. We will use the facility to replace $10 million of our current borrowings and to meet liquidity needs as market demand rebounds.”

The new revolving facility will bear interest initially at the London Interbank Offering Rate (LIBOR) plus 2.25% and is secured by Artesyn’s domestic assets. In connection with this refinancing, the company will record in the first quarter, 2003 an after-tax extraordinary charge of approximately $600,000 relating to the write-off of certain issuance costs related to the former facility.

Richard F. Gerrity, Artesyn’s Treasurer, commenting on the new relationship said, “We are pleased to enhance our liquidity position at lower rates from our current loan facility in a very difficult credit market. Fleet Capital’s knowledge of our business and their ability to not only provide the credit necessary to operate our business, but as a part of FleetBoston Financial, to offer cash management services, foreign exchange and interest rate derivatives, afforded Artesyn the best banking solution available.”

Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn’s line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today’s leading Teledatacom™ networks. For more information about Artesyn Technologies and its products, please visit the company’s web site at http://www.artesyn.com.

Fleet Capital Corporation, which has more than 20 offices located throughout the United States, provides asset-based loans and a broad array of capital markets products to domestic middle-market companies and their foreign subsidiaries. Fleet Capital is part of FleetBoston Financial, the nation’s seventh largest financial holding company with approximately $190 billion in assets. The company’s principal businesses, Personal Financial Services and Commercial Financial Services, offer a comprehensive array of innovative financial solutions to 20 million customers. Fleet’s Commercial Financial Services division provides commercial lending, syndications, leasing, cash management, foreign exchange and interest rate derivatives to corporate clients. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF). For more information about Fleet Capital, visit them at http://www.fleetcapital.com.

This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These factors include, but are not limited to, fluctuations in end-market demand, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results, changes in accounting rules or principles and general technological changes which may render Artesyn’s existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.